UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2013

__________

SED INTERNATIONAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Georgia	001-35094	22-2715444
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3505 Newpoint Place, Suite 450
Lawrenceville, Georgia	30043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (770) 243-1200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01. Changes in Registrant’s Certifying Accountant.

(a) On November 8, 2013, SED International Holdings, Inc. (the “Company”) terminated the engagement of Cohn Reznick LLP as its independent registered public accounting firm effective immediately. The Audit Committee of the Company approved such termination.

The reports of Cohn Reznick LLP on the Company’s financial statements for the fiscal years ended June 30, 2013 and 2012 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company’s financial statements for the fiscal years ended June 30, 2013 and 2012, and in the subsequent interim periods through November 8, 2013, there were no disagreements with Cohn Reznick LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure which, if not resolved to the satisfaction of Cohn Reznick LLP, would have caused Cohn Reznick LLP to make reference to the matter in its report.

In connection with the audits of the Company’s financial statements for the fiscal years ended June 30, 2013 and 2012, and in the subsequent interim periods through November 8, 2013, there were no “reportable events” as that term is defined in Item 304(a)(i)(v) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (“Regulation S-K”).

The Company has provided Cohn Reznick LLP with a copy of the foregoing disclosures under this Item 4.01 and has requested Cohn Reznick LLP to furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above disclosures, as required by applicable SEC rules. The Company intends to amend this Form 8-K by filing such letter from Cohn Reznick LLP as an exhibit no later than two business days after the Company’s receipt of the letter.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

After assuming control of the Company’s Board of Directors on October 17, 2013, the new Board was informed that employees of the Company may have been providing false information to a significant vendor of the Company to obtain rebates from the vendor for a period of at least two years. The new Board has been undertaking an investigation of this matter with the assistance of outside legal counsel and a forensic accounting firm. The Company’s investigation is ongoing, and it has not yet determined all of the Company employees and officers who were involved in or may have directed the false reporting or whether the Company will be required to restate its historical financial statements. Currently, the Company believes that the amount of the rebates received by the Company but not earned totals approximately $2.16 million.

The Company brought this matter to the attention of Cohn Reznick LLP. After the close of business hours on November 12, 2013, Cohn Reznick LLP sent a letter to the Company stating that disclosure should be made or action taken to prevent future reliance on the Company’s financial statements as of and for the fiscal years ended June 30, 2013 and 2012 (as filed within the respective Annual Reports on Form 10-K) and for the quarterly periods within such years (as filed within the respective Quarterly Reports on Form 10-Q). As a result, the reports of Cohn Reznick LLP for these periods should no longer be relied upon. The Chair of the Audit Committee of the Company and legal counsel to the Company discussed the matters described in this Item 4.02 with representatives of Cohn Reznick LLP.

The Company has provided Cohn Reznick LLP with a copy of the foregoing disclosures under this Item 4.02 and has requested Cohn Reznick LLP to furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above disclosures, as required by applicable SEC rules. The Company intends to amend this Form 8-K by filing such letter from Cohn Reznick LLP as an exhibit no later than two business days after the Company’s receipt of the letter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SED International Holdings, Inc.

By:	/s/ Hesham M. Gad
Hesham M. Gad Executive Chairman of the Board

Date: November 13, 2013